Exhibit 10.1

March 5, 2010

Mr. David D. Nelson
1414 20th Avenue NE
Rochester, Minnesota 55906

Re:	Employment as Chief Executive Officer and President of West Bancorporation, Inc.

Dear David:

On behalf of the Board of Directors of West Bancorporation, Inc. (the “Board”), I am pleased to offer you employment with West Bancorporation, Inc. (the "Company") as its Chief Executive Officer and President.

1.           Your employment by the Company will commence Thursday, April 1, 2010 (the “Effective Date”).

2.           As Chief Executive Officer and President, you will report to the Board and perform the duties customarily associated with a chief executive officer position at a publicly traded company, including such specific duties as the Board may from time to time assign to you. You will be expected to perform faithfully and loyally and to the best of your abilities the duties assigned to you and to devote your full business time, attention, and effort to the affairs of the Company and its subsidiaries.

3.           Your annual base salary will be $275,000 ("Base Salary") to be paid in accordance with the Company’s regular payroll practices (less any withholdings and deductions required by law or authorized by you).  That amount will be prorated in 2010 to reflect the Effective Date.  Your Base Salary may be increased for subsequent years, but not decreased, by the Board in accordance with its executive compensation plans and policies.

4.           You shall be eligible to receive a performance bonus of up to one-half of the amount of your Base Salary for each calendar year worked in accordance with the Company's senior executive bonus plan then in effect ("Performance Bonus").  The amount, if any, of such bonus shall be determined by the Board in its sole discretion.  Any Performance Bonuses awarded while the Company is participating in the Department of the Treasury’s TARP program will be paid in long-term restricted stock.  The stock restrictions shall include (1) a vesting period of not more than the longer of three years from the grant date or the time of repayment of all TARP funds and (2) a requirement that you be employed by the Company on each vesting date.  To the extent not precluded by law or any TARP restriction, each Performance Bonus shall fully vest if you become permanently and fully disabled or die or in the event of a change in control of the Company or a sale of substantially all of the Company’s operating assets.  The Board’s Compensation Committee has the sole discretion to impose stock restrictions under the West Bancorporation, Inc. Restricted Stock Compensation Plan.

5.           As consideration for your agreement to join the Company and enter into this agreement, shortly after you become employed by the Company you will be granted that number of shares of restricted stock pursuant to the Company's Restricted Stock Compensation Plan to constitute $125,000 (valued as of the grant date).  The stock will fully vest on the later of 1) the time of the Company’s repayment of all TARP funds or 2) two years from the date of the grant.  You will not have to be employed by the Company at the time the stock vests in order to receive the grant.

6.           You will be entitled to those employee benefits and perquisites which the Company makes available to its senior executive officers, including specifically allowances for country club dues and a car in amounts of at least what you are receiving through your current employment.  You shall be entitled to not less than 25 days of paid time off, plus all Company-recognized holidays, during each full year of employment hereunder in accordance with the general terms of the vacation policy adopted by the Company.  The Company reserves the right to modify, amend, suspend, or terminate any or all such employee benefit plans and policies at any time.

7.           The Company will pay your standard and actual relocation expenses including, but not limited to, up to four months of temporary housing in the Des Moines area for you and real estate commission, if any, incurred by you on the sale of your current house.  If you are not able to sell you current house by June 15, 2010, the Company will buy it at its appraised value.

8.           You will be reimbursed for all proper and reasonable expenses incurred by you in the performance of your duties in accordance with the policies of the Company.

9.           Subject to the approval of the Company’s Board of Directors, which is expected, you will be appointed to serve on the Board until the next Annual Meeting of Shareholders and you will be included as a director nominee in the Company's next proxy statement.  Subject to the approval of the West Bank Board of Directors, which is also expected, you will be appointed to serve as Chairman of the Board of Directors and Chief Executive Officer of West Bank.

10.           From and after the Effective Date and through and including the date that is one year after the effective date of your termination of employment, you agree to not do any of the following, directly or indirectly, without the prior written consent of the Board:

(a)
directly or indirectly (whether as owner, stockholder, director, officer, employee, principal, agent, consultant, independent contractor, partner or otherwise) own, manage, operate, control, or otherwise carry on a business in competition with the business conducted by the Company or any subsidiary of the Company; or

(b)
directly or indirectly attempt to induce any employee of the Company or a subsidiary of the Company to terminate or abandon his or her employment for any purpose whatsoever or any attempt directly or indirectly to solicit the trade or business of any current customer, supplier, or partner of the Company; or

(c)
directly or indirectly engage in any activity which is contrary, inimical or harmful to the interests of the Company, including but not limited to (i) violations of Company policies or (ii) disclosure or misuse of any confidential information or trade secrets of the Company or a subsidiary of the Company.

You acknowledge that any breach or potential breach of this paragraph will result in serious and irreparable injury to the Company for which the Company cannot be adequately compensated by monetary damages alone. You agree, therefore, that, in addition to any other remedy the Company may have, the Company will be entitled to seek both preliminary and permanent injunctive relief (to the extent permitted by law) without the necessity of proving actual damages or posting of a bond.

11.           During your employment with the Company, you will not earn any fees for your service on the Board or the West Bank Board of Directors. You may engage in charitable, civic, or community activities and, with the prior approval of the Board, may serve as a director of any other business corporation, provided that such activities or service do not interfere with your duties to the Company or violate the terms of any of the covenants contained in this letter agreement.

12.           Except for disputes between the parties concerning this agreement, the Company shall protect and indemnify you against any and all legal claims or actions involving you as a consequence of your employment by the Company to the maximum extent allowed under the Iowa Business Corporation Act.  The Company shall also provide you the maximum insurance coverage provided any other employee or director of the Company.  The Company agrees to continue your coverage under such directors and officers’ liability insurance policies as shall from time to time be in effect for Company officers and employees for not less than six years following your termination of employment.

13.           Should your employment by the Company be terminated, you agree to thereafter cooperate in the truthful and honest prosecution and/or defense of any claim in which the Company may have an interest (with the right of reimbursement for reasonable expenses actually incurred), which may include, without limitation, being available to participate in any proceeding involving the Company, permitting interviews with representatives of the Company, appearing for depositions and trial testimony, and producing and/or providing any documents or names of other persons with relevant information in your possession or control arising out of your employment in a reasonable time, place, and manner.

14.           This letter agreement constitutes the entire agreement and understanding between you and the Company with respect to the subject matter hereof and supersedes and preempts any prior understandings, agreements, or representations by or between the parties, written or oral, which may have related in any manner to the subject matter hereof.

15.           No provision of this letter agreement may be modified or waived unless such modification or waiver is agreed to in writing and signed by you and an authorized member of the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this letter agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. Failure by you or the Company to insist upon strict compliance with any provision of this letter agreement or to assert any right which you or the Company may have hereunder shall not be deemed to be a waiver of such provision or right or any other provision or right of this letter agreement.

16.           The interpretation, construction, and performance of this letter agreement shall be governed by, construed, and enforced in accordance with the internal laws of the state of Iowa without regard to its principles of conflicts of laws. The invalidity or enforceability of any provision of this letter agreement shall not affect the validity or enforceability of any of the other provisions of this letter agreement, which other provisions shall remain in full force and effect.

17.           Please note that the purpose of this letter is merely to describe the terms of your employment. This letter does not create any contract for or right to continued employment for any specific period of time. Your employment with the Company at all times will be “at will.” This means that either you or the Company may end your employment at any time for any or no reason by providing a ninety day written notice of termination.  You agree to continue your service to the Company during the notice period if you terminate your employment with the Company.

To indicate your acceptance of the terms of this letter agreement, please sign this letter in the space below and return it to me.  Both the Board and I look forward to your long and successful service to the Company.

Very truly yours,

/s/ Robert G. Pulver
Robert G. Pulver
Vice-Chairman, Board of Directors
West Bancorporation, Inc.

I understand and accept the terms and conditions of my employment with West Bancorporation, Inc. as expressed above.

By:	/s/ David D. Nelson	Date:	March 5, 2010
David D. Nelson